May 10, 1998

Report to Shareholders:

      Nicholas Fund completed its fiscal year ended March 31, 1998 with a 50.98% total return. In comparison, the Standard & Poor's 500 increased 47.96% and the Russell 2000 was up 42.01% for the same period. The Fund produced a 12.15% total return for the quarter ended March 31, 1998. This result compared to 13.94% and 10.06% for the Standard & Poor's 500 and Russell 2000, respectively. The Fund's cash position was 5.16% at fiscal year-end.

      As our investment strategy stresses patience, we would like to emphasize long-term results. Shown below are results for various time periods ended March 31, 1998.

                                                      Average Annual Total Return*
                                                      ----------------------------      July 14, 1969**
                                               5 years    10 years       15 years           28.7 years
      Nicholas Fund                            -------    --------       --------       ---------------
         (Distributions Reinvested).....       20.52%     17.84%        16.59%            14.67%
      Russell 2000 (Dividends Reinvested)      17.67%     14.85%        12.84%              N/A
      Standard & Poor's 500
         (Dividends Reinvested) ........       22.38%     18.93%        17.78%            12.97%
      Consumer Price Index .............        2.45%      3.34%         3.40%             5.31%
      Ending value of $10,000
         invested in Nicholas Fund
         (Distributions Reinvested) ....       $25,426      $51,621        $99,933            $508,762




      The vertiginous nature of the stock market has made managing equity portfolios extremely difficult. While there are many good reasons for the market to be strong, valuations are at high tide. The overvalued market of 1971/1972 was somewhat similar to the current period. While we are not predictive at Nicholas Company, veteran investors remember that the Standard & Poor's 500 declined approximately 37% in the 1973/1974 time period.
In brief, there is almost no margin of safety in stock prices despite generally favorable economic conditions and company fundamentals. Consequently, shareholders may need to lower their return expectations, at least over the next few years. One statistic I would like to highlight is Nicholas Fund's average annual total return of 14.67% over its lifetime.
We are pleased with this performance and would remind our fellow shareholders that compounding at 15% per year doubles your capital every 5 years.
Patience has its reward.

      Management would like to thank all shareholders for the confidence they have placed in the long-term investment philosophy of the Fund. We appreciate your support.

                        Sincerely,                       Sincerely,



                    /s/ Albert O. Nicholas           /s/ David O. Nicholas
                        ----------------------           ---------------------
                        Albert O. Nicholas               David O. Nicholas
                        Co-Portfolio Manager             Co-Portfolio Manager

      *Total returns are historical and include change in share price and reinvestment of dividends and capital gain distributions. Past performance is no guarantee of future results. Principal value and return will fluctuate so an investment, when redeemed, may be worth more or less than original cost.

      **Date of initial public offering. Starting time period for Standard & Poor's 500 and the Consumer Price Index is June 30, 1969.


FINANCIAL HIGHLIGHTS
(For a share outstanding throughout each year)
----------------------------------------------------------------------

                                                      Year ended March 31,
                                         --------------------------------------------------------------------------------------
                                         1998     1997     1996      1995     1994     1993     1992     1991     1990     1989
                                         ----     ----      ----     ----     ----     ----     ----     ----     ----     ----
NET ASSET VALUE, BEGINNING OF YEAR      $67.11   $63.81   $52.22   $51.10   $52.91   $49.68   $42.99   $37.72   $35.27   $32.15
  INCOME FROM INVESTMENT OPERATIONS:
  Net investment income                    .36      .40      .57      .69      .74      .75      .70      .80      .96      .97
  Net gains or (losses) on securities
     (realized and unrealized)           32.67     8.64    15.68     4.46     (.68)    5.20     7.49     5.48     3.46     3.63
                                        ------   ------   ------   ------   ------   ------   ------   ------   -------  ------
     Total from investment operations    33.03     9.04    16.25     5.15      .06     5.95     8.19     6.28     4.42     4.60
                                        ------   ------   ------   ------   ------   ------   ------   ------   ------   ------


  LESS DISTRIBUTIONS:
  Dividends (from net
     investment income)                  ( .36)    (.42)    (.57)    (.71)    (.82)    (.68)    (.68)    (.79)    (.92)   (1.03)
  Distributions (from capital gains)     (5.80)   (5.32)   (4.09)   (3.32)   (1.05)   (2.04)    (.82)    (.22)   (1.05)    (.45)
                                        ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
     Total distributions                 (6.16)   (5.74)   (4.66)   (4.03)   (1.87)   (2.72)   (1.50)   (1.01)   (1.97)   (1.48)
                                        ------   ------   ------   ------   ------   ------   ------   ------   ------    ------

NET ASSET VALUE, END OF YEAR            $93.98   $67.11   $63.81   $52.22   $51.10   $52.91   $49.68   $42.99   $37.72   $35.27
                                        ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
                                        ------   ------   ------   ------   ------   ------   ------   ------   ------   ------


TOTAL RETURN                            50.98%    14.68%   32.38%   10.88%    0.04%   12.41%   19.33%   17.13%   12.55%   14.81%


RATIOS/SUPPLEMENTAL DATA:
Net assets, end of year (millions) $5,907.2  $3,989.5  $3,655.3  $3,004.4  $2,941.2  $3,013.4 $2,234.1 $1,642.8 $1,389.5$1,172.3
Ratio of expenses to average net assets .71%      .72%      .74%     .77%      .78%     .76%     .78%     .81%     .82%     .86%
Ratio of net investment income
  to average net assets                 .44%      .61%      .87%     1.34%    1.40%    1.53%    1.60%    2.17%    2.56%    2.84%
Portfolio turnover rate               17.01%    15.18%    25.70%    29.82%   33.39%   10.20%   14.58%   21.85%   21.31%   24.03%
Average commission rate paid by the
  Fund on portfolio investment
  transactions*                     $0.0475   $0.0473   $0.0492       --       --       --       --       --       --       --


*Disclosure of this rate is required by the Securities and Exchange Commission on a prospective basis beginning with the Fund's
1996 fiscal year end.

             The accompanying notes to financial statements
                are an integral part of these statements.



TOP TEN EQUITY HOLDINGS
March 31, 1998 (Unaudited)
----------------------------------------------------------------------
                                                                    Percentage
      Name                                                         of Net Assets
      ----                                                         -------------

      Mercury General Corporation..............................        5.34%
      Freddie Mac..............................................        4.84%
      Fannie Mae...............................................        4.82%
      Berkshire Hathaway, Inc. - Class A.......................        4.50%
      Travelers Group, Inc.....................................        3.30%
      Marshall & Ilsley Corporation............................        3.29%
      SunAmerica, Inc..........................................        2.67%
      General Motors Corporation - Class H.....................        2.28%
      Fifth Third Bancorp......................................        2.09%
      McDonald's Corporation...................................        1.88%

           Total of top ten holdings...........................       35.01%
                                                                      ------
                                                                      ------



SCHEDULE OF INVESTMENTS
March 31, 1998
----------------------------------------------------------------------
 Shares or                                                       Quoted
 Principal                                                       Market
   Amount                                                         Value
----------                                                       ------
                                                               (Note 1 (a))
COMMON STOCKS - 94.84%


                AGRICULTURE - 1.14%
     1,300,000  Monsanto Company                          $   67,600,000
                                                        ----------------
                                                              67,600,000
                BANKS AND FINANCE - 21.78%
       408,000  Edwards (A.G.), Inc.                          17,850,000
     4,500,000  Fannie Mae                                   284,625,000
     1,445,875  Fifth Third Bancorp                          123,622,313
       891,400  Firstar Corporation                           35,210,300
     6,021,200  Freddie Mac                                  285,630,675
     3,341,363  Marshall & Ilsley Corporation                194,216,724
       300,000  Merrill Lynch & Co., Inc.                     24,900,000
     2,000,000  Norwest Corporation                           83,125,000
     3,252,000  Travelers Group Inc.                         195,120,000
       336,900  U.S. Bancorp                                  42,028,275
                                                       -----------------
                                                           1,286,328,287
                BUSINESS SERVICES - 3.31%
     1,372,000  Cintas Corporation                            71,001,000
        66,600  Cresent Operating, Inc.*                       1,423,575
       370,000  Interim Services, Inc.*                       12,487,500
     3,200,000  Wallace Computer Services, Inc.             110,800,000
                                                       -----------------
                                                             195,712,075
                CONSUMER PRODUCTS AND SERVICES - 7.41%
       500,000  American Express Company                      45,906,250
     1,668,300  Cooper Tire & Rubber Company                  39,622,125
       852,000  CSS Industries, Inc. *                       27,956,250
       400,000  Gillette Company (The)                        47,475,000
       755,000  Leggett & Platt, Incorporated                 38,835,313
     1,170,000  Nike, Inc. - Class B                          51,772,500
       828,200  ServiceMaster Company (The)                   23,655,462
     1,692,600  Valspar Corporation (The)                     66,434,550
       898,400  Walt Disney Company (The)                     95,904,200
                                                        -----------------
                                                             437,561,650
                FOOD AND BEVERAGE - 2.73%
       650,000  Coca-Cola Company (The)                       50,334,375
     1,850,000  McDonald's Corporation                       111,000,000
                                                        -----------------
                                                             161,334,375
                HEALTH CARE PRODUCTS - 7.42%
     1,000,000  Abbott Laboratories                           75,312,500
       818,000  American Home Products Corporation            78,016,750
     1,411,800  Elan Corporation PLC *                        91,237,575
       400,000  Medtronic, Inc.                               20,750,000
       700,000  Pfizer Inc.                                   69,781,250
     1,600,000  Stryker Corporation                           75,000,000
       850,000  St. Jude Medical, Inc.*                       28,421,875
                                                        -----------------
                                                             438,519,950
                HEALTH CARE SERVICES - 6.54%
       903,150  Cardinal Health, Inc.                         79,646,541
       422,900  Health Care and Retirement Corporation *      18,158,269
     1,790,625  Health Management Associates, Inc. - Class A* 51,256,640
       798,552  National HealthCare Corporation              26,951,130
     1,855,000  PhyCor, Inc.*                                 41,853,437
         5,000  PSS World Medical, Inc. *                        117,500
     3,030,000  Quorum Health Group, Inc. *                  101,883,750
     2,227,905  Vencor,Inc. *                                 66,697,906
                                                        -----------------
                                                             386,565,173
                INDUSTRIAL PRODUCTS AND SERVICES - 4.39%
     1,534,800  General Cable Corporation                    69,641,550
     1,178,325  Thermo Electron Corporation *                 47,574,872
     2,000,000  Tyco International Ltd.                      109,250,000
     1,430,200  Wausau-Mosinee Paper Corporation              32,983,987
                                                        -----------------
                                                             259,450,409
                INSURANCE - 12.63%
     2,641,331  Foremost Corporation of America              64,712,610
     5,045,600  Mercury General Corporation                 315,665,350
     1,589,600  Mutual Risk Management Ltd.                   53,847,700
       400,000  Progressive Corporation (The)                 53,875,000
     1,368,500  Protective Life Corporation                   99,900,500
     3,300,000  SunAmerica, Inc.                             157,987,500
                                                        -----------------
                                                             745,988,660
                INVESTMENT MANAGEMENT - 1.11%
     1,239,900  Franklin Resources, Inc.                      65,714,700
                                                        -----------------
                                                              65,714,700
                MEDIA, COMMUNICATIONS AND ENTERTAINMENT - 7.76%
     2,090,000  ADC Telecommunications, Inc. *                57,605,625
     1,730,000  Cincinnati Bell Inc.                          61,631,250
     2,975,000  General Motors Corporation - Class H *       134,618,750
     2,073,100  LCI International, Inc. *                     79,814,350
     1,357,100  Loral Space & Communications Ltd. *           37,913,981
       420,866  Pulitzer Publishing Company                   33,616,672
       938,164  Raytheon Company                              53,358,078
                                                        -----------------
                                                             458,558,706
                REAL ESTATE - 2.45%
     1,300,000  Crescent Real Estate Equities, Inc.           46,800,000
       916,327  Meditrust Corp., Paired Ctf.                  28,291,596
       690,300  National Health Investors, Inc.               27,525,713
       666,828  National Health Realty, Inc.                 11,502,783
     1,153,000  Reckson Associates Realty Corp.               30,410,375
                                                        -----------------
                                                             144,530,467
                RETAIL TRADE - 6.28%
     1,800,000  AutoZone, Inc. *                              60,975,000
     1,210,800  Consolidated Stores Corporation *             51,988,725
     1,200,000  Home Depot, Inc. (The)                        80,925,000
     1,262,000  Kohl's Corporation *                         103,168,500
     1,768,300  OfficeMax, Inc. *                             31,608,362
     1,200,000  Walgreen Co.                                  42,225,000
                                                        -----------------
                                                             370,890,587
                TECHNOLOGY - 4.14%
     1,270,000  Electronic Data Systems Corp.                 58,261,250
     1,000,000  Hewlett-Packard Company                       63,375,000
       800,000  Intel Corporation                             62,450,000
     1,000,000  Motorola, Inc.                                60,625,000
                                                        -----------------
                                                             244,711,250
                TRANSPORTATION - 0.60%
     1,272,089  Heartland Express, Inc. *                     35,300,470
                                                        -----------------
                                                              35,300,470
                MISCELLANEOUS - 5.15%
         3,959  Berkshire Hathaway Inc. - Class A *          266,044,800
            38  Berkshire Hathaway Inc. - Class B *               85,310
       960,000  Leucadia National Corporation                 37,800,000
                                                        -----------------
                                                             303,930,110
                                                        -----------------

              TOTAL COMMON STOCKS
               (cost $2,332,052,226)                       5,602,696,869
                                                          --------------

SHORT-TERM INVESTMENTS - 5.24%
             Commercial Paper - 5.02%
$ 5,000,000  Nabisco, Inc.
              5.60%, due April 1, 1998                         5,000,000
  3,000,000  Universal Foods Corporation
              5.70%, due April 1, 1998                         3,000,000
 16,500,000  American Bankers Insurance Group, Inc.
              5.62%, due April 2, 1998                        16,497,424
  8,000,000  American Bankers Insurance Group, Inc.
              5.62%, due April 3, 1998                         7,997,502
  5,000,000  Universal Foods Corporation
              5.70%, due April 3, 1998                         4,998,417
  5,100,000  Universal Foods Corporation
              5.70%, due April 3, 1998                         5,098,385
  6,000,000  Conagra, Inc.
              5.70%, due April 6, 1998                         5,995,250
  6,000,000  Harnischfeger Industries, Inc.
              5.70%, due April 6, 1998                         5,995,250
 12,500,000  Cox Enterprises, Inc.
              5.62%, due April 7, 1998                        12,488,292
  7,000,000  Lockheed Martin Corporation
              5.62%, due April 8, 1998                         6,992,350
 10,000,000  Lockheed Martin Corporation
              5.60%, due April 8, 1998                         9,989,111
  8,000,000  Harnischfeger Industries, Inc.
              5.75%, due April 10, 1998                        7,988,500
  8,000,000  Quad/Graphics, Inc.
              5.70%, due April 10, 1998                        7,988,600
 10,000,000  Heller Financial, Inc.
              5.73%, due April 13, 1998                        9,980,900
  4,000,000  Quad/Graphics, Inc.
              5.75%, due April 14, 1998                        3,991,694
  8,500,000  Tyson Foods, Inc.
              5.66%, due April 14, 1998                        8,482,627
  3,000,000  Banta Corporation
              5.75%, due April 16, 1998                        2,992,813
  9,000,000  Nabisco, Inc.
              5.68%, due April 16. 1998                        8,978,700
  3,000,000  Banta Corporation
              5.75%, due April 17, 1998                        2,992,333
  4,805,000  Fiserv, Inc.
              5.75%, due April 17, 1998                        4,792,721
  7,140,000  Harnischfeger Industries, Inc.
              5.70%, due April 20, 1998                        7,118,521
  4,000,000  WICOR Industries, Inc.
              5.70%, due April 20, 1998                        3,987,967
 10,000,000  Lockheed Martin Corporation
              5.68%, due April 21, 1998                        9,968,444
  9,000,000  Harnischfeger Industries, Inc.
              5.75%, due April 22, 1998                        8,969,813
  8,000,000  Tyson Foods, Inc.
              5.65%, due April 23, 1998                        7,972,378
  7,980,000  Schreiber Foods, Inc.
              5.75%, due April 24, 1998                        7,950,685
 12,000,000  Lockheed Martin Corporation
              5.70%, due April 27, 1998                       11,950,600
  6,185,000  Nabisco, Inc.
              5.70%, due April 28, 1998                        6,158,558
  6,000,000  Quad/Graphics, Inc.
              5.75%, due April 28, 1998                        5,974,125
  9,250,000  Harnischfeger Industries, Inc.
              5.80%, due April 29, 1998                        9,208,272
  8,000,000  Universal Foods Corporation
              5.75%, due April 30, 1998                        7,962,944
  3,840,000  Fiserv, Inc.
              5.75%, due May 4,1998                            3,819,760
  5,000,000  Heller Financial, Inc.
              5.70%, due May 4, 1998                           4,973,875
 15,000,000  Fiserv, Inc.
              5.70%, due May 6, 1998                          14,916,875
 17,500,000 Nabisco, Inc.
              5.69%, due May 8, 1998                          17,397,658
 15,000,000  Cox Enterprises, Inc.
              5.68%, due May 12, 1998                         14,902,967
  7,000,000  Fiserv, Inc.
              5.75%, due May 13, 1998                          6,953,042
  4,000,000  WICOR Industries, Inc.
              5.75%, due May 14, 1998                          3,972,528
                                                            -------------
                                                             296,399,881
                                                            -------------

            Variable Rate Demand Notes - 0.22%
  3,581,606 Johnson Controls, Inc.
             5.29%, due April 1, 1998                          3,581,606
  9,372,448 Warner-Lambert Company
             5.27%, due April 1, 1998                          9,372,448
                                                           -------------
                                                              12,954,054
                                                           -------------

              TOTAL SHORT-TERM INVESTMENTS
               (cost $308,232,258)                           309,353,935
                                                           -------------
              TOTAL INVESTMENTS                            5,912,050,804
               (cost $2,640,284,484)                       -------------

             LIABILITIES, NET OF CASH
              AND RECEIVABLES - (0.08%)                       (4,846,522)
                                                            -------------
              TOTAL NET ASSETS (Basis of
               percentages disclosed above)               $5,907,204,282
                                                          --------------
                                                          --------------


This company is affiliated with the Fund; that is, the Fund holds 5% or more of its outstanding voting securities. Such companies are defined in Section 2(a)(3), of the Investment Company Act of 1940. (Note 5)
*Nondividend paying security.


            The accompanying notes to financial statements
                are an integral part of this schedule.



STATEMENT OF ASSETS AND LIABILITIES
March 31, 1998
----------------------------------------------------------------------

ASSETS:
    Investments in securities at market value (Note 1 (a)) --
       Nonaffiliated issuers (cost $2,398,210,208)-see accompanying schedule of investments       $5,284,821,131
       Affiliated issuers (cost $242,074,276)-see accompanying schedule of investments (Note 5)      627,229,673
                                                                                                  --------------
          Total investments................................................................        5,912,050,804
                                                                                                  --------------

    Receivables --
       Dividends and interest..............................................................            4,101,971
       Investment securities sold..........................................................            2,933,527
                                                                                                  --------------
             Total receivables.............................................................            7,035,498
                                                                                                  --------------
             Total assets..................................................................        5,919,086,302
                                                                                                  --------------

LIABILITIES:
    Payables --
       Investment securities purchased.....................................................            5,303,494
       Management fee (Note 2).............................................................            3,105,644
       Other payables and accrued expenses.................................................            3,472,882
                                                                                                  --------------
             Total liabilities.............................................................           11,882,020
                                                                                                  --------------
             Total net assets .............................................................       $5,907,204,282
                                                                                                  --------------
                                                                                                  --------------

NET ASSETS CONSIST OF:
    Fund shares issued and outstanding.....................................................       $2,475,804,833
    Net unrealized appreciation on investments (Note 3) ...................................        3,270,644,643
    Accumulated undistributed net realized gains on investments............................          155,570,996
    Accumulated undistributed net investment income........................................            5,183,810
                                                                                                  --------------
                                                                                                  $5,907,204,282
                                                                                                  --------------
                                                                                                  --------------

NET ASSET VALUE PER SHARE ($.50 par value, 200,000,000 shares authorized)
    offering price and redemption price ($5,907,204,282 ./. 62,856,621 shares
    outstanding)...........................................................................               $93.98
                                                                                                          ------
                                                                                                          ------




          The accompanying notes to financial statements are an integral part of this statement.



STATEMENT OF OPERATIONS
For the Year Ended March 31, 1998
----------------------------------------------------------------------

INCOME:
    Dividends (Note 1 (d)) --
      Nonaffiliated issuers....................................................             $ 38,114,222
      Affiliated issuers (Note 5)  ............................................                6,505,708
    Interest...................................................................               11,951,887
    Other......................................................................                   56,185
                                                                                           -------------
                                                                                              56,628,002
                                                                                           -------------

EXPENSES:
    Management fee (Note 2) ...................................................               32,093,490
    Transfer agent fees........................................................                2,022,896
    Postage and mailing fees...................................................                  226,162
    Custodian fees.............................................................                  258,021
    Printing...................................................................                  105,829
    Registration fees..........................................................                  179,908
    Telephone..................................................................                   47,079
    Legal fees.................................................................                   27,658
    Audit and tax consulting fees..............................................                   19,600
    Directors' fees............................................................                   11,390
    Insurance .................................................................                   17,917
    Other operating expenses...................................................                    1,340
                                                                                           -------------
                                                                                              35,011,290
                                                                                           -------------
      Net investment income....................................................               21,616,712
                                                                                           -------------

NET REALIZED GAINS ON INVESTMENTS (Note 1 (b)):
    Nonaffiliated issuers......................................................              419,655,088
    Affiliated issuers (Note 5)................................................               17,256,565
                                                                                           -------------
                                                                                             436,911,653
                                                                                           -------------
NET INCREASE IN UNREALIZED APPRECIATION ON INVESTMENTS ........................            1,553,035,607
                                                                                           -------------
    Net gains on investments...................................................            1,989,947,260
                                                                                           -------------
    Net increase in net assets resulting from operations.......................           $2,011,563,972
                                                                                           -------------
                                                                                           -------------



         The accompanying notes to financial statements are an integral part of this statement.


STATEMENTS OF CHANGES IN NET ASSETS
For the Years Ended March 31, 1998 and 1997
----------------------------------------------------------------------

                                                                               1998                      1997
                                                                          -------------           ---------------
OPERATIONS:
    Net investment income.............................................   $   21,616,712             $  23,381,414
    Net realized gains on investments (Note 1 (b))....................      436,911,653               221,339,536
    Net increase in unrealized appreciation on investments............    1,553,035,607               282,923,851
                                                                          -------------            --------------

             Net increase in net assets resulting from operations.....    2,011,563,972               527,644,801
                                                                          -------------            --------------

DISTRIBUTIONS TO SHAREHOLDERS (Note 1 (d)):
    Distributions from net investment income
      ($0.3616  and $0.4179 per share, respectively)...................     (21,461,299)              (24,092,988)
    Distributions from net realized gains on investment transactions
     ($5.8002 and $5.3166 per share, respectively)...................      (344,374,893)             (305,905,425)
                                                                          --------------           --------------
            Total distributions......................................      (365,836,192)             (329,998,413)
                                                                          --------------           --------------

CAPITAL SHARE TRANSACTIONS:
    Proceeds from shares issued (3,910,077 and 3,206,018
      shares, respectively)...........................................      316,714,028               193,274,295
    Net asset value of shares issued in distributions from net investment income and net realized gains (4,286,977 and
      4,795,847 shares, respectively).................................      342,434,753               310,941,521
    Cost of shares redeemed (4,783,859 and 5,842,762 shares,
      respectively)...................................................     (387,160,979)             (367,673,135)
                                                                          -------------            --------------
             Increase in net assets derived from capital
               share transactions ....................................      271,987,802               136,542,681
                                                                          -------------            --------------
             Total increase in net assets.............................    1,917,715,582              334,189,069
                                                                          -------------            --------------
NET ASSETS, at the beginning of the year (including undistributed net
  investment income of $5,028,397 and $5,739,971, respectively).......    3,989,488,700             3,655,299,631
                                                                          --------------           --------------


NET ASSETS, at the end of the year (including undistributed net
  investment income of $5,183,810 and $5,028,397, respectively).......    $5,907,204,282           $3,989,488,700
                                                                          --------------           --------------
                                                                          --------------           --------------



          The accompanying notes to financial statements are an integral part of these statements.


NOTES TO FINANCIAL STATEMENTS
March 31, 1998
----------------------------------------------------------------------
(1) Summary of Significant Accounting Policies --
    Nicholas Fund, Inc. (the "Fund") is an open-end, diversified management company registered under the Investment Company Act of 1940, as amended. The primary objective of the Fund is capital appreciation in which income is a secondary consideration. To achieve its objective, the Fund invests in a diversified list of common stocks having growth potential. The following is a summary of the significant accounting policies of the Fund.

     (a) Each equity security is valued at the last sale price reported by the principal security exchange on which the issue is traded, or if no sale is reported, the last bid price. Most debt securities, excluding short-term investments, are valued at current evaluated bid price. Variable rate demand notes are valued at cost which approximates market value. U.S. Treasury Bills and commercial paper are stated at market value with the resultant difference between market value and original purchase price being recorded as interest income. Investment transactions are recorded no later than the first business day after the trade date. Cost amounts, as reported on the schedule of investments and the statement of assets and liabilities, are the same for Federal income tax purposes.

    (b) Net realized gains and losses on common stocks and bonds were computed on the basis of specific certificates.

    (c) Provision has not been made for Federal income taxes or excise taxes since the Fund has elected to be taxed as a "regulated investment company" and intends to distribute substantially all taxable income to its shareholders and otherwise comply with the provisions of the Internal Revenue Code applicable to regulated investment companies.

    (d) Dividend income and distributions to shareholders are recorded on the ex-dividend date. Non-cash dividends, if any, are recorded at fair market value on date of distribution.

    (e) The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.


(2) Investment Adviser and Management Agreement --
    The Fund has an agreement with Nicholas Company, Inc. (with whom certain officers and directors of the Fund are affiliated) to serve as investment adviser and manager. Under the terms of the agreement, a monthly fee is paid to the investment adviser based on 1/16th of 1% (.75 of 1% on an annual basis) of the average net asset value up to and including $50 million and 2/37th of 1% (.65 of 1% on an annual basis) of the average net asset value in excess of $50 million. Also, the investment adviser may be reimbursed for clerical and administrative services rendered by its personnel. This advisory agreement is subject to an annual review by the Directors of the Fund.

(3) Net Unrealized Appreciation --
    Aggregate gross unrealized appreciation (depreciation) as of March 31, 1998, based on investment cost for Federal tax purposes is as follows:

         Aggregate gross unrealized appreciation on investments....................  $3,276,358,256
         Aggregate gross unrealized depreciation on investments....................      (5,713,613)
                                                                                     ---------------
              Net unrealized appreciation .........................................  $3,270,644,643
                                                                                     ---------------
                                                                                     ---------------

(4) Investment Transactions --
    For the year ended March 31, 1998, the cost of purchases and the proceeds from sales of investment securities, other than short-term obligations, aggregated $802,527,363 and $1,068,707,203 respectively.


NOTES TO FINANCIAL STATEMENTS (Continued)
March 31, 1998
----------------------------------------------------------------------

(5) Transactions with Affiliates --
    Following is an analysis of fiscal 1998 transactions with "affiliated companies" as defined by the Investment Company Act of 1940:

                                                                                                      Amount of
                                                                                                       Capital
                                                                                         Amount of    Gain (Loss)
                                                                                         Dividends     Realized
                                                       Share Activity                    Credited      on Sale
                                         --------------------------------------------    to Income    of Shares
                                           Balance                           Balance     in Fiscal    in Fiscal
    Security Name                          3/31/97   Purchases     Sales    3/31/98         1998        1998
    -------------                         --------   ---------     -----    -------       ---------    --------
    CSS Industries, Inc.                    789,200      62,800       --       852,000   $    --      $   --
    Foremost Corporation of America         888,777   1,802 554    50,000    2,641,331      930,629      700,900
    General Cable Corporation                 --      1,534,800       --     1,534,800      119,160       --
    Heilig-Meyers Company (a)             3,150,000      --     3,150,000       --          206,500    9,791,641
    International Dairy Queen, Inc.
      Class A (a)(c)                      1,683,000      --     1,683,000       --            --          --
      Class B (a)(c)                        720,000      --       720,000       --            --          --
    Magellan Health Services, Inc. (a)    2,570,000      --     2,570,000       --            --         476,838
    Marshall Industries (a)                 900,000      --       900,000       --            --      (1,665,108)
    Mercury General Corporation (d)       5,045,600      --           --     5,045,600    3,077,816       --
    National HealthCare Corporation (e)       --        798,552       --       798,552      --            --
    National Health Realty, Inc. (e)          --        798,352   131,524      666,828      221,720      908,894
    Security Capital Corporation (a)(b)     645,000      --       645,000       --          387,000    7,043,400
    Wallace Computer Services, Inc.       1,985,200   1,214,800       --     3,200,000    1,562,883       --
                                                                                         ----------   ----------
                                                                                         $6,505,708  $17,256,565
                                                                                         ----------  -----------
                                                                                         ----------  -----------

(a) As of March 31, 1998, the Fund is no longer affiliated with this company.
(b) Security Capital Corporation was merged with Marshall & Ilsley
    Corporation. The Fund received cash and shares of Marshall & Ilsley Corporation in consideration for the shares of Security Capital Corporation.
(c) The Fund received shares of Berkshire Hathaway Inc. Class A and Class B stock in exchange for the shares held of International Dairy Queen,
    Inc. Class A and Class B stock.
(d) The share activity has been adjusted to reflect a stock split/dividend.
(e) Except for the purchase of 200 shares of National HealthCare Corporation,
    purchase share activity   was the result of a conversion of $10,290,000
    par value National Healthcare L.P convertible bonds 6.00% due July 1, 2000. The Fund also received shares of National Health Realty, Inc. in the conversion.


AUTOMATIC INVESTMENT PLAN - AN UPDATE (UNAUDITED)

The Nicholas Family of Funds' Automatic Investment Plan provides a simple method to dollar cost average into the fund(s) of your choice.

Dollar cost averaging involves making equal systematic investments over an extended time period. A fixed dollar investment will purchase more shares when the market is low and fewer shares when the market is high. The automatic investment plan is an excellent way for you to become a disciplined investor.

The following table illustrates what dollar cost averaging can achieve. Please note that past performance is no guarantee of future results. Nicholas Company recommends dollar cost averaging as a practical investment method. It should be consistently applied for long periods (5-10 years or more) so that investments are made through several market cycles. The table will be updated and appear in future financial reports issued by the Nicholas Family of Funds.

                                                                           Nicholas Fund
                                                                   ______________________________
     $1,000 initial investment on                                     7-14-69*       3-31-88
     Number of years of investing $100 per month on the last
          day of each month following the date of initial investment    28.7           10
     Total cash invested                                              $ 35,500       $13,000
     Total dividends and capital gains reinvested                     $244,138       $ 8,212
     Total full shares owned 3/31/98                                     8,081           418
     Total market value on 3/31/98                                    $759,439       $39,290

The results above assume purchase on the last day of the month. The Nicholas Automatic Investment Plan actually invests on the 20th of each month (or on the alternate date specified by the investor). Total market value includes reinvestment of all distributions.

* Date of Initial Public Offering.

Report of Independent Public Accountants
---------------------------------------------------------------------
---------------------------------------------------------------------
To the Shareholders and Board of Directors of Nicholas Fund, Inc.:

    We have audited the accompanying statement of assets and liabilities of NICHOLAS FUND, INC. (a Maryland corporation), including the schedule of investments, as of March 31, 1998, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the periods presented. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of March 31, 1998, by correspondence with the custodian and brokers. As to securities purchased but not received, we requested confirmation from brokers and, when replies were not received, we carried out other alternative auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Nicholas Fund, Inc. as of March 31, 1998, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for the periods presented in conformity with generally accepted accounting principles.

                               ARTHUR ANDERSEN LLP
Milwaukee, Wisconsin,
April 24, 1998.


HISTORICAL RECORD (Unaudited)

                                              (Adjusted for Two-for-One Stock Split June 15, 1979)

                                            Net Investment
                                  Net           Income         Capital Gain     Dollar Weighted   Growth of An
                               Asset Value   Distributions    Distributions    Price/Earnings  Initial $10,000
                                Per Share      Per Share        Per Share        Ratio**         Investment***
                               -----------   -------------    -------------    ---------------- ---------------
July, 14, 1969*..............   $ 6.59        $  --            $  --               --            $ 10,000
March 31, 1985...............    29.24         0.6420           1.5760            13.2 times       69,858
March 31, 1986...............    35.26         0.5750           0.6100            15.8             87,699
March 31, 1987...............    39.94         0.8820           0.1870            16.3            102,387
March 31, 1988...............    32.15         1.8400           4.0340            14.1             98,557
March 31, 1989...............    35.27         1.0250           0.4510            13.2            113,155
March 31, 1990...............    37.72         0.9240           1.0540            14.9            127,360
March 31, 1991...............    42.99         0.7900           0.2250            16.9            149,180
March 31, 1992...............    49.68         0.6790           0.8240            19.4            178,011
March 31, 1993...............    52.91         0.6790           2.0420            18.5            200,098
March 31, 1994...............    51.10         0.8175           1.0470            16.7            200,182
March 31, 1995...............    52.22         0.7070           3.3170            17.2            221,970
March 31, 1996...............    63.81         0.5650           4.0945            21.0            293,836
March 31, 1997...............    67.11         0.4179           5.3166            21.7            336,973
March 31, 1998...............    93.98         0.3616(a)        5.8029(a)         30.0            508,762

    *Date of Initial Public Offering.                          (a) Paid $0.1407 in net investment income and
   **Based on latest 12 months accomplished earnings.              $1.0643 in capital gains on May 21, 1997 to
  ***Assuming reinvestment of all distributions.                   shareholders of record May 15, 1997.
     Range in quarter end price/earnings ratios since              Paid $0.2209 in net investment income and
           December 31, 1974                                       $4.7359 in capital gains on December 31, 1997
         High                Low                                   to shareholders of record December 26, 1997.
         ----                ---
    3/31/98  30.0        3/31/82  8.3

                        Officers and Directors

                          ALBERT O. NICHOLAS
                        President and Director

                           ROBERT H. BOCK
                              Director

                          MELVIN L. SCHULTZ
                              Director

                           RICHARD SEAMAN
                              Director

                          DAVID L. JOHNSON
                      Executive Vice President

                          THOMAS J. SAEGER
               Executive Vice President and Secretary

                          DAVID O. NICHOLAS
                        Senior Vice President

                          LYNN S. NICHOLAS
                        Senior Vice President

                           JEFFREY T. MAY
                Senior Vice President and Treasurer

                          CANDACE L. LESAK
                           Vice President

                           MARK J. GIESE
                           Vice President

                          KATHLEEN A. EVANS
                      Assistant Vice President

                          TRACY C. EBERLEIN
                      Assistant Vice President

                         Investment Adviser
                        NICHOLAS COMPANY, INC.
                        Milwaukee, Wisconsin
                    414-272-6133 or 800-227-5987

                    Custodian and Transfer Agent
                       FIRSTAR TRUST COMPANY
                       Milwaukee, Wisconsin
                   414-276-0535 or 800-544-6547

                            Counsel
                      DAVIS & KUELTHAU, S.C.
                      Milwaukee, Wisconsin

                            Auditors
                       ARTHUR ANDERSON LLP
                       Milwaukee, Wisconsin



        This report is submitted for the information of shareholders of the Fund. It is not authorized for distribution to prospective investors unless preceded or accompanied by an effective prospectus.